Exhibit 99.1

PROS HOLDINGS, INC. REPORTS SECOND QUARTER 2015 FINANCIAL RESULTS

•	Annual Recurring Revenue of $89.6 million, exceeding the high end of guidance, an increase of 15% over the second quarter of 2014.

•	Total Contract Value bookings of $41.1 million, exceeding the high end of guidance, an increase of 24% over the second quarter of 2014.

HOUSTON – August 6, 2015 — PROS Holdings, Inc. (NYSE: PRO), a big data software company, today announced financial results for the second quarter ended June 30, 2015.

Annual Recurring Revenue ("ARR") was $89.6 million, which exceeded the high end of guidance and increased 15% over the second quarter of 2014.

Total Contract Value ("TCV") bookings was $41.1 million, which exceeded the high end of guidance and increased 24% over the second quarter of 2014.

Annual Contract Value ("ACV") bookings was $6.5 million, which slightly exceeded the company's expectations and increased 1% over the second quarter of 2014.

Total non-GAAP revenue for the second quarter of 2015 was $42.7 million, which exceeded the high end of guidance and decreased 8% over the second quarter of 2014.

CEO Andres Reiner stated, “With our cloud-first strategy, PROS is leading customers to the future with innovative smart applications delivered in the cloud, helping more people and companies outperform. We are excited about the highly enthusiastic response in the market and within our own organization, which drove better-than-expected results in the quarter, and has positioned us to accelerate our momentum looking forward.”

For the quarter ended June 30, 2015, free cash flow was $2.6 million, which was up from a free cash flow use of $16.3 million in the second quarter of 2014.

For the quarter ended June 30, 2015, GAAP revenue was $41.7 million, a 6% decrease from $44.4 million for the second quarter of 2014. GAAP operating loss was $12.9 million, compared with $7.9 million in the second quarter of 2014. GAAP net loss for the second quarter was $15.7 million or $0.53 per share, compared with $7.0 million, or $0.24 per share, in the second quarter of 2014.

For the quarter ended June 30, 2015, non-GAAP operating loss was $4.4 million, compared with operating income of $3.5 million in the second quarter of 2014. Non-GAAP net loss for the second quarter of 2015 was $3.4 million, or $0.11 per share, compared with net income of $1.8 million, or $0.06 per share, in the second quarter of 2014.

Recent Business Highlights

•	Continued to scale across a diverse range of industries with new customers such as CITGO Petroleum Corporation, ERT, Food Services of America, and McCain Foods U.S.A., Inc, among others.

•
Further strengthened the company's cloud-first strategy by expanding the use of Microsoft Azure, allowing PROS to scale quickly and efficiently across Microsoft’s more than 100 globally distributed data centers.

•
Further advanced the cloud-first strategy by completing the Statement on Standards for Attestation Engagements (SSAE) No. 16 SOC2 Type II independent annual audit; also certified compliance with both the U.S. Health Insurance Portability and Accountability Act (HIPAA), and U.S.-European Union (EU) Safe Harbor program, underscoring the company’s commitment to security and privacy, and to helping customers outperform with smart applications delivered in the cloud.

•
Expanded PROS Board of Directors with the appointment of Leslie J. Rechan, a highly respected software veteran with rich and comprehensive experience from some of the world’s leading high-growth technology companies.

•
Announced the retirement of Ron Woestemeyer, PROS Executive Vice President and co-Founder, following a distinguished career spanning more than three decades. Mr. Woestemeyer’s passion for innovation and commitment to customer success is the cornerstone of the company’s culture, and his vision for using data science to help people and companies outperform remains the company’s mission today. Mr. Woestemeyer will continue to serve on the PROS Board of Directors.

Executive Vice President and Chief Financial Officer Stefan Schulz stated, “We are pleased with our performance in the second quarter, and particularly with our subscription bookings, which drove the growth of ACV and TCV, and was the fastest growing portion of ARR. We believe this reflects early progress on our cloud-first strategy and will translate into higher customer lifetime value and a steady stream of recurring revenue over time. Based on our momentum, we are raising our outlook for the year on ARR, ACV and TCV.”

The attached tables provide a summary of PROS results for the period, including a reconciliation of GAAP to non-GAAP revenue, gross profit, income (loss) from operations, and net income (loss), as well as earnings (loss) per share.

Financial Outlook

Based on information as of today, PROS anticipates the following:

•	ARR in the range of $95 million to $99 million for the year 2015, which is an increase from our previous guidance range of $92 million to $97 million.

•
TCV bookings in the range of $29 million to $33 million for the third quarter of 2015, and in the range of $157 million to $161 million for the full year 2015, an increase of 20-23% year over year, which is an increase from our previous guidance of better than an 18% increase year over year.

•
ACV bookings in the range of $5.6 million to $6.6 million for the third quarter of 2015, and $29.5 million for the full year 2015, an increase of 26% year over year, which is an increase from our previous guidance of greater than $29 million for the full year.

•
Total non-GAAP revenue in the range of $40 million to $42 million for the third quarter of 2015, and total non-GAAP revenue in the range of $174 million to $178 million for the full year 2015, which is a decrease from our previous guidance range of $178 million to $183 million for the full year.

•
Non-GAAP loss per share of $0.20 to $0.22 for the third quarter of 2015, which excludes estimated non-cash share-based compensation charges of approximately $7 million, estimated intangible amortization of approximately $1 million, amortization of debt discount and issuance costs of approximately $1.5 million, and any tax consequences related to such items.

•	Adjusted EBITDA margin is expected to be negative 8% at the mid-point of the revenue guidance for the full year 2015.

•	Non-GAAP estimated tax rate of approximately 36% for both the third quarter and full year 2015.

•	Estimated 29.6 million basic weighted average shares outstanding for the third quarter and full year 2015.

Conference Call
In conjunction with this announcement, PROS Holdings, Inc. will host a conference call on August 6, 2015, at 4:30 p.m. (ET) to discuss the company’s financial results and business outlook. To access this call, dial 888-401-4669 (toll-free) or 719-325-2454, and enter passcode 5535577. The live webcast of the conference call can be accessed under the “Investor Relations” section of the Company’s website at www.pros.com.

Following the conference call, an archived webcast will be available in the “Investor Relations” section of the Company’s website at www.pros.com. A telephone replay will be available until August 13, 2015, at 877-870-5176 (toll-free) or 858-384-5517 using the passcode 5535577. An archived webcast of this conference call will also be available in the “Investor Relations” section of the Company’s website at www.pros.com.

About PROS

PROS Holdings, Inc. (NYSE: PRO) is a big data software company that helps customers outperform in their markets by using data to sell more effectively. We apply years of data science experience to unlock buying patterns and preferences within transaction data to reveal which opportunities are most likely to close, which offers are most likely to sell and which prices are most likely to win. PROS offers cloud solutions to optimize sales, pricing, quoting, rebates and revenue management across more than 40 industries. PROS has completed over 800 implementations of its solutions in more than 55 countries. The PROS team comprises more than 1,000 professionals around the world. To learn more, visit www.pros.com.

Forward-looking Statements

This press release contains forward-looking statements, including statements about PROS’ momentum and future financial performance; positioning; management's confidence and optimism; customer successes; the success of our acquisitions; partner ecosystem growth; big data solutions to optimize pricing and sales effectiveness solutions demand; business predictability; bookings; shares outstanding and effective tax rate. The forward-looking statements contained in this press release are based upon PROS’ historical performance and its current plans, estimates and expectations and are not a representation that such plans, estimates or expectations will be achieved. Factors that could cause actual results to differ materially from those described herein include risks related to: (a) the risk that PROS will face increased competition as part of entering new markets, (b) the risk that the market for PROS’ software does not grow as anticipated, (c) the challenges associated with selling, installing, and delivering PROS' products and services, (d) the impact that a slowdown in the world or any particular economy has on PROS’ business sales cycles, prospects’ and customers’ spending decisions and timing of implementation decisions, (e) the difficulties and risks associated with developing and selling complex new products and enhancements with the technical specifications and functionality desired by customers, (f) the risk that PROS will be unable to integrate our acquisitions effectively and on the timeline we anticipate, (g) the difficulties of making accurate estimates necessary to complete a project and recognize revenue and risk that PROS’ revenue model will not continue to provide predictability of the PROS business, (h) the risk that PROS will not be able to maintain historical maintenance renewal rates, (i) personnel and other risks associated with growing a business generally, (j) the risk that modification or negotiation of contractual arrangements will be necessary during PROS’ implementations of its solutions, (k) the impact of currency fluctuations on PROS’ results of operations, (l) civil and political unrest in regions in which PROS operates, (m) the risk that reseller and other relationships do not increase sales of PROS’ solutions and (n) the risk that fluctuations in PROS' earnings by jurisdiction could require changes in our valuation allowance against our deferred tax assets resulting in non-cash charges in future periods to our income tax provision and related effective tax rate. Additional information relating to the uncertainty affecting the PROS business is contained in PROS’ filings with the Securities and Exchange Commission. These forward-looking statements represent PROS’ expectations as of the date of this press release. Subsequent events may cause these expectations to change, and PROS disclaims any obligations to update or alter these forward-looking statements in the future, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

PROS has provided in this release certain financial information that has not been prepared in accordance with GAAP. This information includes non-GAAP income (loss) from operations, annual recurring revenue, annual contract value bookings, total contract value bookings, adjusted EBITDA margin, amortization of convertible debt discount and debt issue costs, tax rate, net income and diluted earnings per share. PROS uses these non-GAAP financial measures internally in analyzing its financial results and believes they are useful to investors, as a supplement to GAAP measures, in evaluating PROS’ ongoing operational performance and cloud-first transition.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measure as detailed above. A reconciliation of GAAP to the non-GAAP financial measures has been provided in the tables included as part of this press release, and can be found, along with other financial information, in the investor relations portion of our website. PROS' use of non-GAAP financial measures may not be consistent with the presentations by similar companies in PROS' industry. PROS has also provided in this release certain forward-looking non-GAAP financial measures, including non-GAAP revenue, non-GAAP income (loss) from operations, annual recurring revenue, total contract value bookings, annual contract value bookings, and non-GAAP tax rates (collectively the "non-GAAP financial measures") as follows:

Non-GAAP revenue: Business combination accounting principles under GAAP require us to recognize the fair value of software subscription, maintenance and professional services contracts assumed in our acquisitions of SignalDemand, Inc. and Cameleon. A portion of these software subscription and professional services are deferred and typically recognized over the term of the software subscription contract, so our GAAP revenues during the term of the contract after the acquisition do not reflect the full amount of revenues that would have been reported if the acquired deferred software subscription and professional services revenues were not written down to fair value. The revenue for maintenance is deferred and typically recognized over a one-year period, so our GAAP revenues for the one-year period after the acquisition do not reflect the full amount of revenues that would have been reported if the acquired deferred maintenance revenue was not written down to fair value. The non-GAAP revenue adjustments eliminate the effect of the deferred revenue write-down and include the costs associated with the revenue adjustment. We believe these adjustments to the revenue from these contracts and to the associated costs are useful to investors as an additional means to reflect revenue trends of our business.

Non-GAAP income from operations: Non-GAAP income from operations includes the non-GAAP revenue discussed above and also excludes the impact of non-recurring acquisition-related expenses, stock-based compensation, amortization of acquisition-related intangibles, amortization of debt discount and issuance costs, recovery of bankruptcy claims, as well as the tax consequences associated with stock-based compensation costs arising from our acquisitions. Non-GAAP income from operations excludes the following items from non-GAAP estimates:

•
Acquisition-Related Expenses: Acquisition-related expenses include transaction fees, due diligence costs and other one-time direct costs associated with our acquisitions. These amounts are unrelated to our core performance during any particular period and are impacted by the timing and size of the acquisitions. We exclude acquisition-related expenses to provide investors a method to compare our operating results to prior periods and to peer companies because such amounts can vary significantly based on the frequency of acquisitions and magnitude of acquisition expenses.

•
Share-Based Compensation:  Although share-based compensation is an important aspect of compensation for our employees and executives, our share-based compensation expense can vary because of changes in our stock price and market conditions at the time of grant, varying valuation methodologies, and the variety of award types. Since share-based compensation expense can vary for reasons that are generally unrelated to our performance during any particular period, we believe this could make it difficult for investors to compare our current financial results to previous and future periods. Therefore, we believe it is useful to exclude share-based compensation in order to better understand our business performance and allow investors to compare our operating results with peer companies.

•
Amortization of Acquisition-Related Intangibles:  We view amortization of acquisition-related intangible assets, such as the amortization of the cost associated with an acquired company's research and development efforts, trade names, customer lists and customer relationships, as items arising from pre-acquisition activities determined at the time of an acquisition.  While these intangible assets are continually evaluated for impairment, amortization of the cost of purchased intangibles is a static expense, one that is not typically affected by operations during any particular period.

•
Amortization of Debt Discount and Issuance Costs: Amortization of debt discount and issuance costs are related to our Senior Notes due 2019. These amounts are unrelated to our core performance during any particular period, and therefore, we believe it is useful to exclude these amounts in order to better understand our business performance and allow investors to compare our results with peer companies.

•
Impairment of Internal-Use Software: We review the software that has been capitalized for impairment when events or changes in circumstances indicate the software might be impaired. From time to time, we may determine that an impairment is required under GAAP. Since the impairment of internal-use software can vary for reasons that are generally unrelated to our performance during any particular period, we believe this could make it difficult for investors to compare our current financial results to previous and future periods. Therefore, we believe it is useful to exclude any such impairments in order to better understand our business performance and allow investors to compare our operating results with peer companies.

•
Taxes: We exclude the tax consequences associated with non-GAAP items to provide investors with a useful comparison of our operating results to prior periods and to our peer companies because such amounts can vary significantly. In the fourth quarter of 2014, we concluded that it is more likely than not that we will be unable to fully realize our deferred tax assets and accordingly, established a valuation allowance against those assets. The ongoing impact of the valuation allowance on our non-GAAP effective tax rate has been eliminated to allow investors to better understand our business performance and compare our operating results with peer companies.

Annual Recurring Revenue: Annual Recurring Revenue ("ARR") is used to assess the trajectory of our cloud business. ARR means, as of a specified date, the contracted recurring revenue which includes both subscription and maintenance contracts, and excluding perpetual license, term license and service agreements, that are current and contracted with a future start date. ARR should be viewed independently of revenue and any other GAAP measure.
Total Contract Value Bookings: Total Contract Value ("TCV") bookings are comprised of the total value of new customer contracts closed during a specified period, excluding maintenance in excess of one year, and including license, maintenance, services, term license and subscription renewals, that we believe to be firm commitments to provide our software solutions and related services. Bookings by their nature are significantly based on estimates and judgments that we make regarding total contract values, and our bookings growth projections are not meant as a substitute measure for revenue in accordance with GAAP. We believe our annual bookings growth projection is useful to investors as an additional means to reflect our annual business performance.
Annual Contract Value Bookings: Annual Contract Value ("ACV") bookings are comprised of the estimated annual value of our TCV bookings. ACV bookings are comprised of annual maintenance and subscriptions, one seventh of the license TCV, and excludes services and subscription renewals. ACV should be viewed independently of revenue and any other GAAP measure.
Non-GAAP Tax Rate: The estimated non-GAAP effective tax rate adjusts the tax effect to quantify the impact of the excluded non-GAAP items.
Adjusted EBITDA: Adjusted EBITDA is defined as GAAP net loss (income) before interest expense, provision for income taxes, depreciation and amortization, as adjusted to eliminate the effect of the deferred revenue write-down from our acquisitions of SignalDemand, Inc. and Cameleon Software SA, the impact of non-recurring acquisition-related expenses, tax consequences associated with the stock-based compensation costs arising from our acquisitions, amortization of acquisition-related intangibles, depreciation and amortization, impairment of internal-use software and capitalized internal-use software development costs. Adjusted EBITDA should not be considered as an alternative to net income (loss) as an indicator of our operating performance.
These non-GAAP estimates are not measurements of financial performance prepared in accordance with GAAP, and we are unable to reconcile these forward-looking non-GAAP financial measures to their directly comparable GAAP financial measures because the information described above which is needed to complete a reconciliation is unavailable at this time without unreasonable effort.

Investor Contact: PROS Investor Relations
Staci Strauss Mortenson646-277-1200
Staci.Mortenson@icrinc.com

Media Contact: PROS Public Relations
Yvonne Donaldson
713-335-5310
ydonaldson@pros.com

PROS Holdings, Inc.
Condensed Consolidated Balance Sheets
(In thousands, except share amounts)
(Unaudited)

	June 30, 2015	December 31, 2014
Assets:
Current assets:
Cash and cash equivalents	$145,831	$161,019
Short-term investments	11,197	—
Accounts and unbilled receivables, net of allowance of $934 and $868, respectively	60,213	71,095
Prepaid and other current assets	7,263	8,075
Restricted cash - current	100	100
Total current assets	224,604	240,289
Property and equipment, net	15,785	15,788
Intangibles, net	17,000	20,195
Goodwill	20,614	21,563
Other long-term assets	1,520	2,290
Total assets	$279,523	$300,125
Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable and other liabilities	$9,350	$10,564
Accrued liabilities	5,213	5,355
Accrued payroll and other employee benefits	8,830	15,154
Deferred revenue	58,830	57,313
Total current liabilities	82,223	88,386
Long-term deferred revenue	4,384	1,121
Convertible debt, net	113,361	110,448
Other long-term liabilities	1,035	1,171
Total liabilities	201,003	201,126
Stockholders' equity:
Preferred stock, $0.001 par value, 5,000,000 shares authorized none issued	—	—
Common stock, $0.001 par value, 75,000,000 shares authorized; 34,017,657 and 33,477,810 shares issued, respectively; 29,600,072 and 29,060,225 shares outstanding, respectively	35	34
Additional paid-in capital	145,562	134,375
Treasury stock, 4,417,585 common shares, at cost	(13,938)	(13,938)
Accumulated deficit	(49,121)	(19,223)
Accumulated other comprehensive loss	(4,018)	(2,249)
Total stockholders’ equity	78,520	98,999
Total liabilities and stockholders’ equity	$279,523	$300,125

PROS Holdings, Inc.
Condensed Consolidated Statements of Comprehensive Income (Loss)
(In thousands, except per share data)
(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2015	2014	2015	2014
Revenue:
License	$9,392	$12,332	$20,584	$24,195
Services	10,196	13,079	19,827	25,195
Subscription	6,780	5,813	14,080	10,126
Total license, services and subscription	26,368	31,224	54,491	59,516
Maintenance and support	15,321	13,144	30,877	25,765
Total revenue	41,689	44,368	85,368	85,281
Cost of revenue:
License	141	64	191	127
Services	8,987	9,798	17,926	19,354
Subscription	3,150	2,324	6,225	4,492
Total license, services and subscription	12,278	12,186	24,342	23,973
Maintenance and support	3,452	2,567	6,389	5,326
Total cost of revenue	15,730	14,753	30,731	29,299
Gross profit	25,959	29,615	54,637	55,982
Operating expenses:
Selling and marketing	17,978	15,394	36,171	29,600
General and administrative	9,562	8,873	20,160	17,122
Research and development	11,287	10,510	22,897	21,532
Acquisition-related	—	579	—	1,969
Impairment charge	—	2,130	—	2,130
Loss from operations	(12,868)	(7,871)	(24,591)	(16,371)
Convertible debt interest and amortization	(2,223)	—	(4,408)	—
Other expense, net	(207)	(571)	(419)	(1,543)
Loss before income tax provision	(15,298)	(8,442)	(29,418)	(17,914)
Income tax provision (benefit)	370	(1,240)	480	(1,800)
Net loss	$(15,668)	$(7,202)	$(29,898)	$(16,114)
Net loss attributable to non-controlling interest	—	(206)	—	(663)
Net loss attributable to PROS Holdings, Inc.	(15,668)	(6,996)	(29,898)	(15,451)
Net loss per share attributable to PROS Holdings, Inc.:
Basic	$(0.53)	$(0.24)	$(1.01)	$(0.54)
Diluted	$(0.53)	$(0.24)	$(1.01)	$(0.54)
Weighted average number of shares:
Basic	29,565	28,958	29,470	28,813
Diluted	29,565	28,958	29,470	28,813

PROS Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	For the Six Months Ended June 30,
	2015	2014
Operating activities:
Net loss	$(29,898)	$(16,114)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	4,771	5,416
Amortization of debt discount and issuance costs	2,971	—
Share-based compensation	14,750	10,396
Deferred income tax, net	116	—
Provision for doubtful accounts	66	(244)
Impairment charge	—	2,130
Changes in operating assets and liabilities:
Accounts and unbilled receivables	10,817	(4,771)
Prepaid expenses and other assets	1,508	(3,780)
Accounts payable and other liabilities	(1,715)	122
Accrued liabilities	129	371
Accrued payroll and other employee benefits	(6,324)	(1,753)
Deferred revenue	4,786	(859)
Net cash provided by (used in) operating activities	1,977	(9,086)
Investing activities:
Purchase of property and equipment	(1,850)	(4,520)
Acquisition of PROS France, net of cash acquired	—	(22,048)
Capitalized internal-use software development costs	(233)	(1,623)
Change in restricted cash	—	37,218
Purchases of short-term investments	(31,200)	—
Proceeds from maturities of short-term investments	20,000	—
Net cash (used in) provided by investing activities	(13,283)	9,027
Financing activities:
Exercise of stock options	767	1,091
Proceeds from employee stock plans	382	—
Tax withholding related to net share settlement of restricted stock units	(4,728)	(12,319)
Payments of notes payable	(159)	—
Debt issuance costs related to convertible debt	(408)	—
Increase in PROS' ownership in PROS France	—	(3,410)
Net cash used in financing activities	(4,146)	(14,638)
Effect of foreign currency rates on cash	264	43
Net change in cash and cash equivalents	(15,188)	(14,654)
Cash and cash equivalents:
Beginning of period	161,019	44,688
End of period	$145,831	$30,034

PROS Holdings, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
(Dollars in thousands, except per share data)
(Unaudited)

We use these non-GAAP financial measures to assist in the management of the Company because we believe that this information provides a more consistent and complete understanding of the underlying results and trends of the ongoing business due to the uniqueness of these charges.

	For the Three Months Ended June 30,		Quarter over Quarter	For the Six Month Ended June 30,		Year over Year
	2015	2014	% change	2015	2014	% change
GAAP revenue	$41,689	$44,368	(6)%	$85,368	$85,281	—%
Non-GAAP adjustment:
Acquisition-related deferred revenue write-down	1,033	$2,107		2,197	$4,073
Non-GAAP revenue	$42,722	$46,475	(8)%	$87,565	$89,354	(2)%

GAAP gross profit	$25,959	$29,615	(12)%	$54,637	$55,982	(2)%
Non-GAAP adjustments:
Acquisition-related deferred revenue write-down, net of cost of revenue	418	1,323		839	2,464
Acquisition-related foreign taxes on equity grants	—	—		—	68
Amortization of intangible assets	549	635		1,106	1,240
Share-based compensation	1,031	959		2,044	1,681
Non-GAAP gross profit	$27,957	$32,532	(14)%	$58,626	$61,435	(5)%

Non-GAAP gross margin	65.4%	70.0%		67.0%	68.8%

GAAP loss from operations	$(12,868)	$(7,871)	63%	$(24,591)	$(16,371)	50%
Non-GAAP adjustments:
Acquisition-related deferred revenue write-down, net of cost of revenue	418	1,323		839	2,464
Acquisition-related expenses	—	579		—	1,969
Acquisition-related foreign taxes on equity grants	—	—		—	942
Amortization of intangible assets	1,063	1,372		2,163	2,725
Accretion expense for acquisition-related contingent consideration	11	60		22	125
Impairment of internal-use software due to acquisition	—	2,130		—	2,130
Recovery of bankruptcy claim	—	—		(626)	—
Share-based compensation	7,005	5,945		14,750	10,304
Total Non-GAAP adjustments	$8,497	$11,409		$17,148	$20,659
Non-GAAP (loss) income from operations	$(4,371)	$3,538	(224)%	$(7,443)	$4,288	(274)%

Non-GAAP (loss) income from operations % of total revenue	(10.2)%	7.6%		(8.5)%	4.8%

GAAP net loss	(15,668)	(7,202)	118%	$(29,898)	$(16,114)	86%
Non-GAAP adjustments:
Total Non-GAAP adjustments affecting (loss) income from operations	8,497	11,409		17,148	20,659
Amortization of debt discount and issuance costs	1,505	—		2,971	—
Acquisition-related foreign currency loss	—	—		—	593
Tax impact related to non-GAAP adjustments	2,275	(2,427)		3,809	(3,135)
Non-GAAP net (loss) income	$(3,391)	$1,780	(291)%	$(5,970)	$2,003	(398)%
Non-GAAP loss attributable to non-controlling interest	—	19		—	(68)
Non-GAAP (loss) income attributable to PROS Holdings, Inc.	$(3,391)	1,761		$(5,970)	$2,071

Non-GAAP diluted (loss) earnings per share attributable to PROS Holdings, Inc.	$(0.11)	$0.06		$(0.20)	$0.07

Shares used in computing non-GAAP earnings per share	29,565	30,179		29,470	30,323

PROS Holdings, Inc.
Supplemental Schedule of Non-GAAP Financial Measures
Increase (Decrease) in GAAP Amounts Reported
(In thousands)
(Unaudited)

	For the Three Months Ended June 30,		For the Six Month Ended June 30,
	2015	2014	2015	2014
Revenue Items
Acquisition-related deferred revenue write-down - service revenue	898	1,090	1,943	2,151
Acquisition-related deferred revenue write-down - subscription revenue	109	744	204	1,348
Acquisition-related deferred revenue write-down - maintenance revenue	26	273	50	574
Total revenue items	$1,033	$2,107	$2,197	$4,073

Cost of License Items
Amortization of intangible assets	11	13	21	25
Total cost of license items	$11	$13	$21	$25

Cost of Services Items
Acquisition-related deferred cost write-down	(615)	(784)	(1,358)	(1,609)
Acquisition-related foreign taxes on equity grants	—	—	—	50
Amortization of intangible assets	—	19	—	40
Share-based compensation	884	800	1,751	1,450
Total cost of services items	$269	$35	$393	$(69)

Cost of Subscription Items
Acquisition-related foreign taxes on equity grants	—	—	—	18
Amortization of intangible assets	379	405	763	794
Share-based compensation	85	102	165	127
Total cost of subscription items	$464	$507	$928	$939

Cost of Maintenance Items
Amortization of intangible assets	159	198	322	381
Share-based compensation	62	57	128	104
Total cost of maintenance items	$221	$255	$450	$485

Sales and Marketing Items
Acquisition-related foreign taxes on equity grants	—	—	—	196
Amortization of intangible assets	431	634	889	1,287
Share-based compensation	2,280	1,736	4,312	2,925
Total sales and marketing items	$2,711	$2,370	$5,201	$4,408

General and Administrative Items
Acquisition-related foreign taxes on equity grants	—	—	—	416
Accretion expense for acquisition-related contingent consideration	11	60	22	125
Amortization of intangible assets	83	103	168	198
Recovery of bankruptcy claim	—	—	(626)	—
Share-based compensation	2,372	2,034	5,720	3,517
Total general and administrative items	$2,466	$2,197	$5,284	$4,256

Research and Development Items
Acquisition-related foreign taxes on equity grants	—	—	—	262
Share-based compensation	1,322	1,216	2,674	2,181
Total research and development items	$1,322	$1,216	$2,674	$2,443

Acquisition-related expenses	$—	$579	$—	$1,969